Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to (1) the inclusion in or incorporation by reference into the Registration Statement on Form S-4 (including any amendments or supplements thereto, related appendices, and financial statements) of Memorial Production Partners LP, or the Registration Statement, of the report of W. D. Van Gonten & Co. Petroleum Engineering, dated May 20, 2013, with respect to estimates of reserves and future net revenues to the interests of Propel Energy, LLC, as of April 30, 2013; and (2) all references to our firm or such report included in or incorporated by reference into the Registration Statement.

Very truly yours,

/s/ W.D. Von Gonten, Jr.

William D. Von Gonten, Jr.

President

TX#73244

November 19, 2013